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                                  EXHIBIT 99.1


                              PAB BANKSHARES, INC.
     3102 N. Oak Street, Ext., P. O. Box 3589, Valdosta, Georgia 31604-3589
                    Phone:  912-241-2775  Fax:  912-241-2774

                                  NEWS RELEASE
                             FOR IMMEDIATE RELEASE

                                 April 29, 1998


Contact:  Denise McKenzie
          Assistant Vice President
          (912) 241-8051



      PAB BANKSHARES, INC. AND EAGLE BANCORP, INC. ANNOUNCE GEORGIA MERGER

VALDOSTA, Ga., April 29 /PRNewswire/ -- PAB Bankshares, Inc. (Amex: PAB), in Valdosta, Georgia and Eagle Bancorp, Inc. of Statesboro, Georgia jointly announced that they have entered into a letter of intent for a proposed merger of Eagle Bancorp, Inc. into PAB Bankshares, Inc. Eagle Bancorp, Inc. is the one-bank holding company for Eagle Bank & Trust in Statesboro. PAB Bankshares, Inc. is the Georgia multi-bank holding company for The Park Avenue Bank in Valdosta, Georgia, Farmers and Merchants Bank in Adel, Georgia, and First Community Bank of Southwest Georgia in Bainbridge, Georgia.

Under the terms of the agreement, Eagle shareholders will receive one share of PAB common stock for each share of Eagle common stock. Based on PAB's closing stock price of $23.00 on April 28, 1998, the transaction would be valued at approximately $20.8 million. The merger, which is anticipated to be accounted for as a pooling of interests, is expected to be consummated before year-end 1998, pending the execution of a definitive agreement, approval of Eagle stockholders and regulatory authorities and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes. PAB intends to retain the name, charter, board of directors and management of Eagle Bank & Trust.

R. Bradford Burnette, President and Chief Executive Officer of PAB Bankshares, Inc. stated, "We are delighted to join with Eagle Bank & Trust to expand services for the Statesboro community while adding value and liquidity for PAB stockholders. Eagle Bank & Trust has an outstanding team of management and board of directors which embrace a culture and philosophy that is a perfect match for ours. Together we expect to participate in and help to expand the dynamic Bulloch County economy."

James B. Lanier, Chairman of Eagle Bancorp, Inc., stated, "Eagle Bank has been dedicated to responsive financial services for Statesboro and Bulloch County since we opened the bank in 1991. Joining with PAB will give us added clout to
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deliver what our communities need, plus added value and a better market for the shares of our stockholders. This represents a successful partnership between southeast and southwest Georgia to the advantage of our stockholders, our customers and our employees.''

Andrew M. Williams, III, President and Chief Executive Officer of Eagle, said, "PAB and Eagle share a strong community-based banking philosophy of personal customer service. In joining PAB's partnership of community banks, we have found a way to remain a strong financial service provider for our Bulloch County customers while retaining a high degree of local decision-making and autonomy. PAB brings us innovative services, better technology, and the power of a larger organization. We provide PAB with a presence in a vibrant southeast Georgia market. Both groups add a great deal of value. Given Georgia's rapidly consolidating banking industry, we were fortunate to pick a merger partner that added the most shareholder value, and that also thinks like we do when it comes to personal community banking. PAB is a perfect fit.''

Eagle Bank & Trust operates two full service banking offices in Statesboro, Georgia. As of March 31, 1998, Eagle Bancorp, Inc. had total assets of $66.3 million, deposits of $55.8 million, loans of $49.2 million, and stockholders' equity of $6.9 million. For the first quarter of 1998, Eagle had net income of $200,032. Eagle's trailing earnings for the 12 months ended March 31, 1998 were $745,590.

As of March 31, 1998, PAB Bankshares, Inc. had total assets of $343.9 million, deposits of $267.7 million, loans of $229.4 million, and stockholders' equity of $31.8 million. PAB's first quarter net earnings amounted to $1,330,405, or $.24 per share, up 33% over $.18 per share for the same period in 1997.

In addition to the anticipated merger with Eagle Bancorp, Inc., PAB Bankshares, Inc. also has a pending merger with Investors Financial Corp. in Bainbridge, Georgia. Investors Financial Corp. is the parent holding company of Bainbridge National Bank, a $77 million bank in Decatur County. The pooling of interests stock transaction is expected to close by June 30, 1998. After the combinations are completed with both Investors Financial Corp. and Eagle Bancorp, Inc., total assets of PAB will approximate $500 million.

PAB Bankshares, Inc. common stock is traded on the American Stock Exchange under the ticker symbol PAB.